Exhibit 99.1

Exterran Partners Reports First-Quarter 2013 Results

●Achieved net income of $0.31 per limited partner unit in the quarter

HOUSTON, May 2, 2013 – Exterran Partners, L.P. (NASDAQ: EXLP) today reported EBITDA, as further adjusted (as defined below), of $52.4 million for the first quarter 2013, compared to $48.9 million for the fourth quarter 2012 and $40.0 million for the first quarter 2012. Distributable cash flow (as defined below) was $37.1 million for the first quarter 2013, compared to $34.2 million for the fourth quarter 2012 and $26.9 million for the first quarter 2012.

Revenue was $106.1 million for the first quarter 2013, compared to $102.3 million for the fourth quarter 2012 and $88.7 million for the first quarter 2012.

Net income was $14.7 million for the first quarter 2013, or $0.31 per diluted limited partner unit, compared to net income of $14.7 million, or $0.31 per diluted limited partner unit, for the fourth quarter 2012, and net income of $4.5 million, or $0.09 per diluted limited partner unit, for the first quarter 2012.

“In the first quarter of 2013, distributable cash flow increased by 8% on a sequential basis to a record quarterly level driven by the implementation of growth strategies and performance improvement initiatives. In addition, we expanded our leading market position in natural gas contract operations services with the acquisition of compression assets from Exterran Holdings on March 31, 2013,” said Brad Childers, Chairman, President and Chief Executive Officer of Exterran Partners’ managing general partner. “Our goal is to continue to grow the partnership through new business activities related to the development of liquids-rich and shale plays, further execution of our dropdown strategy with Exterran Holdings, and third-party acquisitions.”

“In March 2013, we completed a private offering of $350 million of 6% senior notes due 2021 and used the proceeds to repay borrowings under our revolving credit facility. Upon completion of the notes offering, we amended our senior secured credit agreement which, among other things, reduced the borrowing capacity under the revolving credit facility by $100 million to $650 million and extended the maturity date of our term loan and revolving credit facilities to May 2018. We believe that our enhanced debt capacity gives us the financial flexibility to finance the organic growth of Exterran Partner’s compression services business and positions the partnership for future acquisitions,” said David Miller, Exterran Partners’ Senior Vice President and Chief Financial Officer.

For the first quarter 2013, Exterran Partners’ quarterly cash distribution was $0.5175 per limited partner unit, or $2.07 per limited partner unit on an annualized basis. The first-quarter 2013 distribution was $0.005 per limited partner unit higher than the fourth-quarter 2012 distribution of $0.5125 per limited partner unit and $0.02 per limited partner unit higher than the first-quarter 2012 distribution of $0.4975 per limited partner unit.

Conference Call Details
Exterran Partners and Exterran Holdings, Inc. will host a joint conference call on Thursday, May 2, 2013, to discuss their first-quarter 2013 financial results. The call will begin at 11:00 a.m. Eastern Time.

To listen to the call via a live webcast, please visit Exterran’s website at www.exterran.com. The call will also be available by dialing 800-446-2782 in the United States and Canada, or +1-847-413-3235 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Exterran conference call number 34607947.

A replay of the conference call will be available on Exterran’s website for approximately seven days. Also, a replay may be accessed by dialing 888-843-7419 in the United States and Canada, or +1-630-652-3042 for international calls. The access code is 34607947#.

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EBITDA, as further adjusted, a non-GAAP measure, is defined as net income (loss) excluding income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, other charges, non-cash selling, general and administrative (“SG&A”) costs and any amounts by which cost of sales and SG&A costs are reduced as a result of caps on these costs contained in the omnibus agreement to which Exterran Holdings and Exterran Partners are parties (the “Omnibus Agreement”), which amounts are treated as capital contributions from Exterran Holdings for accounting purposes.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus depreciation and amortization expense, impairment charges, non-cash SG&A costs, interest expense and any amounts by which cost of sales and SG&A costs are reduced as a result of caps on these costs contained in the Omnibus Agreement, which amounts are treated as capital contributions from Exterran Holdings for accounting purposes, less cash interest expense (excluding amortization of deferred financing fees and costs incurred to terminate interest rate swaps early) and maintenance capital expenditures, and excluding gains/losses on asset sales and other charges.

Gross Margin, a non-GAAP measure, is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue.

About Exterran Partners
Exterran Partners, L.P. is the leading provider of natural gas contract operations services to customers throughout the United States.  Exterran Holdings, Inc. (NYSE: EXH) owns an equity interest in Exterran Partners, including all of the general partner interest.  For more information, visit www.exterran.com.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran Partners’ control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to: Exterran Partners’ financial and operational strategies and ability to successfully effect those strategies; Exterran Partners’ expectations regarding future economic and market conditions; Exterran Partners’ financial and operational outlook and ability to fulfill that outlook; and demand for Exterran Partners’ services and growth opportunities for those services.

While Exterran Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.  Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional and national economic conditions and the impact they may have on Exterran Partners and its customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; changes in safety, health, environmental and other regulations; and the performance of Exterran Holdings.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2012 and those set forth from time to time in Exterran Partners’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com.  Except as required by law, Exterran Partners expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE
Exterran Partners, L.P.

EXTERRAN PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Revenue	$106,062	$102,301	$88,697

Costs and expenses:
Cost of sales (excluding depreciation and amortization)	47,052	44,949	44,113
Depreciation and amortization	22,706	23,218	20,362
Long-lived asset impairment	1,540	633	805
Selling, general and administrative	12,607	12,455	12,222
Interest expense	7,424	6,421	5,882
Other (income) expense, net	(407)	(164)	527
Total costs and expenses	90,922	87,512	83,911
Income before income taxes	15,140	14,789	4,786
Provision for income taxes	407	115	281
Net income	$14,733	$14,674	$4,505

General partner interest in net income	$1,772	$1,493	$1,095

Limited partner interest in net income	$12,961	$13,181	$3,410

Weighted average limited partners' units outstanding:
Basic	42,278	42,266	38,670

Diluted	42,283	42,280	38,674

Earnings per limited partner unit:
Basic	$0.31	$0.31	$0.09

Diluted	$0.31	$0.31	$0.09

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts and percentages)

	Three Months Ended
	March 31,		December 31,		March 31,
	2013		2012		2012

Revenue	$106,062		$102,301		$88,697

Gross margin (1)	$59,010		$57,352		$44,584
Gross margin percentage	56%		56%		50%

EBITDA, as further adjusted (1)	$52,420		$48,902		$39,985
% of revenue	49%		48%		45%

Capital expenditures	$32,669		$66,130		$34,033
Less: Proceeds from sale of compression equipment	(4,605)		(859)		(435)
Net capital expenditures	$28,064		$65,271		$33,598

Distributable cash flow (2)	$37,106		$34,223		$26,900

Distributions declared for the period per limited partner unit	$0.5175		$0.5125		$0.4975
Distributions declared to all unitholders for the period,
including incentive distribution rights	$27,598		$23,331		$22,480
Distributable cash flow coverage	1.34	x	1.47	x	1.20	x

	March 31,		December 31,		March 31,
	2013		2012		2012

Debt	$732,548		$680,500		$635,500
Total partners' capital	$600,954		$439,000		$501,549
Total debt to capitalization	55%		61%		56%

(1) Management believes EBITDA, as further adjusted, and gross margin, both non-GAAP measures, provide useful information to investors because these measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Distributable cash flow, a non-GAAP measure, is a significant liquidity metric used by management to compare basic cash flows to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Reconciliation of GAAP to Non-GAAP Financial Information:

Net income	$14,733	$14,674	$4,505
Depreciation and amortization	22,706	23,218	20,362
Long-lived asset impairment	1,540	633	805
Selling, general and administrative	12,607	12,455	12,222
Interest expense	7,424	6,421	5,882
Other (income) expense, net	(407)	(164)	527
Provision for income taxes	407	115	281
Gross margin (1)	59,010	57,352	44,584
Cap on operating costs provided by Exterran Holdings ("EXH")	3,503	1,886	5,323
Cap on selling, general and administrative costs provided by EXH	1,854	1,815	2,482
Non-cash selling, general and administrative costs	253	140	345
Less: Selling, general and administrative	(12,607)	(12,455)	(12,222)
Less: Other income (expense), net	407	164	(527)
EBITDA, as further adjusted (1)	52,420	48,902	39,985
Expensed acquisition costs (in Other (income) expense, net)	575	-	695
Less: Provision for income taxes	(407)	(115)	(281)
Less: Gain on sale of compression equipment (in Other (income) expense, net)	(935)	(144)	(174)
Less: Cash interest expense	(6,198)	(5,930)	(5,208)
Less: Maintenance capital expenditures	(8,349)	(8,490)	(8,117)
Distributable cash flow (2)	$37,106	$34,223	$26,900

Cash flows from operating activities	$32,676	$45,607	$21,007
(Provision for) benefit from doubtful accounts	385	(94)	(402)
Cap on operating costs provided by EXH	3,503	1,886	5,323
Cap on selling, general and administrative costs provided by EXH	1,854	1,815	2,482
Expensed acquisition costs	575	-	695
Maintenance capital expenditures	(8,349)	(8,490)	(8,117)
Change in assets and liabilities	6,462	(6,501)	5,912
Distributable cash flow (2)	$37,106	$34,223	$26,900

Net income	$14,733	$14,674	$4,505
Long-lived asset impairment	1,540	633	805
Net income, excluding charge	$16,273	$15,307	$5,310

Diluted earnings per limited partner unit	$0.31	$0.31	$0.09
Adjustment for charge per limited partner unit	0.03	0.02	0.02
Diluted earnings per limited partner unit, excluding charge (1)	$0.34	$0.33	$0.11

(1) Management believes EBITDA, as further adjusted, diluted earnings (loss) per limited partner unit, excluding charge, and gross margin, non-GAAP measures, provide useful information to investors because these measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Distributable cash flow, a non-GAAP measure, is a significant liquidity metric used by management to compare basic cash flows to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Total available horsepower (at period end) (1)	2,352	2,084	2,094

Total operating horsepower (at period end) (1)	2,239	1,991	1,918

Average operating horsepower	1,982	1,960	1,763

Horsepower Utilization:
Spot (at period end)	95%	96%	92%
Average	95%	96%	92%

Combined U.S. contract operations horsepower of Exterran Holdings and Exterran Partners covered by contracts converted to service
agreements (at period end)	2,395	2,368	2,200

Available Horsepower:

Total available U.S. contract operations horsepower of Exterran Holdings
and Exterran Partners (at period end)	3,389	3,376	3,558

% of U.S. contract operations available horsepower of Exterran
Holdings and Exterran Partners covered by contracts converted
to service agreements (at period end)	71%	70%	62%

Operating Horsepower:

Total operating U.S. contract operations horsepower of Exterran Holdings
and Exterran Partners (at period end)	2,902	2,900	2,825

% of U.S. contract operations operating Horsepower of Exterran
Holdings and Exterran Partners covered by contracts converted
to service agreements (at period end)	83%	82%	78%

(1) Includes compressor units leased from Exterran Holdings with an aggregate horsepower of approximately 81,000, 163,000 and 160,000 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Excludes compressor units leased to Exterran Holdings with an aggregate horsepower of approximately 12,000, 9,000 and 29,000 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.